Exhibit 77D - Policies with respect to security investments -
For Period Ended 1-31-2009

First Trust Strategic High Income Fund III

Change in Temporary Defensive Policy

On September 15, 2008, the Fund's Board of Trustees approved a change in the Fund's temporary defensive policy. Previously, the temporary defensive policy of the Fund permitted it to deviate from its investment strategy and invest all or any portion of its managed assets in cash or cash equivalents. Cash equivalents, in general terms, include: U.S. Government securities, certificates of deposit, repurchase agreements, commercial paper, bankers' acceptances, bank time deposits and money market funds. Under the revised temporary defensive policy, the Fund may deviate from its investment strategy and invest all or any portion of its total assets in cash, cash equivalents and certain other defensive instruments, including manufactured home loan-backed securities; certain securities guaranteed by the U.S. Government or its agencies or instrumentalities; asset-backed securities representing direct or indirect participations in, or secured by and payable from, pools of leases of aircrafts and/or loans to purchase aircrafts; asset-backed securities representing direct or indirect participations in, or secured by and payable from, loans or other obligations of franchises; corporate bonds; and any other securities rated in the AA category or better by at least one nationally recognized statistical rating organization (collectively, the "Defensive Instruments").

Temporary Defensive Policy of the Fund:

During the period in which the net proceeds of any offering of Common Shares, Preferred Shares, commercial paper or notes and/or borrowings, if any, are being invested, or during periods in which First Trust Advisors L.P. (the "Advisor") or Valhalla Capital Partners, LLC (the "Sub-Advisor") determines that it is temporarily unable to follow the Fund's investment strategy or that it is impractical to do so, the Fund may deviate from its investment strategy and invest all or any portion of its Managed Assets in cash and Defensive Instruments (as such term is defined below) and/or may use such cash and proceeds from the sale of Defensive Instruments or other assets to pay down any leverage of the Fund. The Advisor's or the Sub-Advisor's determination that it is temporarily unable to follow the Fund's investment strategy or that it is impractical to do so will generally occur only in situations in which a market disruption event has occurred and where trading in the securities selected through application of the Fund's investment strategy is extremely limited or absent. In such a case, the Fund may not pursue or achieve its investment objectives. Additional Information - (Continued)
Defensive Instruments are defined to include:

A.	Cash Equivalents -

1)	U.S. Government securities, including bills, notes and bonds differing as to maturity and rates of interest that are
either issued or guaranteed by the U.S. Treasury or by U.S.
Government agencies or instrumentalities. U.S. Government
agency securities include securities issued by: (a) the
Federal Housing Administration, Farmers Home Administration,
Export Import Bank of the United States, Small Business
Administration, and the Government National Mortgage
Association, whose securities are supported by the full
faith and credit of the United States; (b) the Federal Home
Loan Banks, Federal Intermediate Credit Banks, and the
Tennessee Valley Authority, whose securities are supported
by the right of the agency to borrow from the U.S. Treasury;
(c) the Federal National Mortgage Association, whose
securities are supported by the discretionary authority of
the U.S. Government to purchase certain obligations of the
agency or instrumentality; and (d) the Student Loan
Marketing Association, whose securities are supported only
by its credit. While the U.S. Government provides financial
support to such U.S. Government sponsored agencies or
instrumentalities, no assurance can be given that it always
will do so since it is not so obligated by law. The U.S.
government, its agencies and instrumentalities do not
guarantee the market value of their securities.
Consequently, the value of such securities may fluctuate.

2)	Certificates of deposit issued against funds deposited in a
bank or a savings and loan association. Such certificates are for a definite period of time, earn a specified rate of return, and are normally negotiable. The issuer of a certificate of deposit agrees to pay the amount deposited plus interest to the bearer of the certificate on the date specified thereon. Under current FDIC regulations, the maximum insurance payable as to any one certificate of deposit is $100,000; therefore, certificates of deposit purchased by the Fund may not be fully insured.

3)	Repurchase agreements, which involve purchases of debt
securities. At the time the Fund purchases securities pursuant to a repurchase agreement, it simultaneously agrees to resell and redeliver such securities to the seller, who also simultaneously agrees to buy back the securities at a fixed price and time. This assures a predetermined yield for the Fund during its holding period, since the resale price is always greater than the purchase price and reflects an agreed upon market rate. Purchasing securities pursuant to a repurchase agreement affords an opportunity for the Fund to invest temporarily available cash. Pursuant to the Fund's policies and procedures, the Fund may enter into repurchase agreements only with respect to obligations of the U.S. Government, its agencies or instrumentalities; certificates of deposit; or bankers' acceptances in which the Fund may invest. Repurchase agreements may be considered loans to the seller, collateralized by the underlying securities. The risk to the Fund is limited to the ability of the seller to pay the agreed upon sum on the repurchase date; in the event of default, the repurchase agreement provides that the Fund is entitled to sell the underlying collateral. If the seller defaults under a repurchase agreement when the value of the underlying collateral is less than the repurchase price, the Fund could incur a loss of both principal and interest. The Sub-Advisor monitors the value of the collateral at the time the action is entered into and at all times during the term of the repurchase agreement. The Sub-Advisor does so in an effort to determine that the value of the collateral always equals or exceeds the agreed upon repurchase price to be paid to the Fund. If the seller were to be subject to a federal bankruptcy proceeding, the ability of the Fund to liquidate the collateral could be delayed or impaired because of certain provisions of the bankruptcy laws.

4)	Commercial paper, which consists of short term unsecured
promissory notes, including variable rate master demand notes issued by corporations to finance their current operations. Master demand notes are direct lending arrangements between the Fund and a corporation. There is no secondary market for such notes. However, they are redeemable by the Fund at any time. The Sub-Advisor will consider the financial condition of the corporation (e.g., earning power, cash flow, and other liquidity measures) and will continuously monitor the corporation's ability to meet all its financial obligations, because the Fund's liquidity might be impaired if the corporation were unable to pay principal and interest on demand. Investments in commercial paper will be limited to commercial paper rated in the highest categories by a nationally recognized statistical rating organization ("NRSRO") and which mature within one year of the date of purchase or carry a variable or floating rate of interest.

5)	Bankers' acceptances, which are short term credit
instruments used to finance commercial transactions.
Generally, an acceptance is a time draft drawn on a bank by an exporter or an importer to obtain a stated amount of funds to pay for specific merchandise. The draft is then
"accepted" by a bank that, in effect, unconditionally guarantees to pay the face value of the instrument on its maturity date. The acceptance may then be held by the accepting bank as an asset or it may be sold in the secondary market at the going rate of interest for a specific maturity.

6)	Bank time deposits, which are monies kept on deposit with
banks or savings and loan associations for a stated period of time at a fixed rate of interest. There may be penalties for the early withdrawal of such time deposits, in which case the yields of these investments will be reduced.

7)	Shares of money market funds purchased in accordance with
the provisions of the 1940 Act.

B.	Manufactured Home Loan-Backed Securities - securities
representing a direct or indirect participation in, or secured by and payable from, pools of loans used to purchase manufactured housing and the security interest therein.*

C.	Securities guaranteed by the U.S. Government or its agencies or instrumentalities that are not included as cash equivalents above or as residential mortgage-backed securities ("RMBS").*

D.	Asset-backed securities representing direct or indirect
participations in, or secured by and payable from, pools of leases of aircrafts and/or loans to purchase aircrafts.*

E.	Asset-backed securities representing direct or indirect
participations in, or secured by and payable from, loans or other obligations of franchises.*

F.	Corporate bonds - debt obligations issued by corporations.*

G.	Any other securities rated in the AA category or better by at least one NRSRO.* If the rating on a security is subsequently downgraded, the Advisor and/or Sub-Advisor will determine whether to retain the security as a Defensive Instrument, retain the security but not as a Defensive Instrument or dispose of the security.

*To be eligible as a Defensive Instrument, the Sub-Advisor must determine in each case at the time of purchase that the security to be purchased is less risky than RMBS currently available in the marketplace that would be consistent with the Fund's investment strategy.